Yearly Certificateholders' Statement (K)

                 CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1997-1

     Under subsection 5.3 of the Pooling and Servicing Agreement dated as of November 1, 1997 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and US Bank National Assoc., as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the Pooling and Servicing Agreement"), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each month regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Equity Loan Trust 1997-1 (the "Trust") during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the "Certificateholders") of the Certificates for the calendar year ended December 31, 1998 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

A. Information Regarding the Current Year Distribution to Certificateholders (Per $1,000 Original Principal Amount of a Certificate).


     1.   The amount, if any, of principal included in
          such distribution, separately stating the
          components thereof (including the portion
          thereof attributable to collections in respect of
          the Mortgage Loans)...............................     $314.82

     2.   The amount of Investor Certificate Interest  included in
            such distribution, the related Investor Certificate
            Rate and the portion
          thereof attributable to collections in
          respect of the Mortgage Loans.....................     $50.18





     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 25th day of March, 1999

                              CHEVY CHASE BANK, F.S.B.
                              as Servicer



                                  By:   Carol Thomas
                                        ------------------
                                        Carol Thomas
                                        Vice President